UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 18, 2005

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300
Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement

Option Grants and Bonus Payments Related to 2004; 2005 Base Salary Increases. On February 18 and 22, 2005, in connection with its year-end review, the Compensation Committee, or the Committee, of the Board of Directors of Hornbeck Offshore Services, Inc., or Hornbeck Offshore, granted increases in the annual salaries to be paid to its named executive officers (as defined in Regulation S-K item 402(a)(3)) in 2005. In determining individual salaries, the Committee considers the scope of the executive’s job responsibilities, individual contributions, market conditions, the company’s current budget and current compensation as compared to peer companies. The Committee has also taken into account for 2004 bonuses and 2005 salaries the change in the company’s status from a private company to a public company following its initial public offering in March 2004.

In addition, the Committee awarded bonus payments and granted options under the Hornbeck Offshore Services Amended and Restated Incentive Compensation Plan to its named executive officers that are intended to provide long-term incentives to the executives to build stockholder value. These salaries, bonuses and option grants are summarized in the following table:

Executive Officers		2004 Bonuses(1)	Options Grants Relating to 2004(2)	2005 Salaries
Todd M. Hornbeck	President and Chief Executive Officer	$368,000	55,000	$300,000
Carl G. Annessa	Executive Vice President and Chief Operating Officer	$243,000	25,000	$240,000
James O. Harp, Jr.	Executive Vice President and Chief Financial Officer	$230,000	25,000	$215,000
Samuel A. Giberga(3)	Senior Vice President and General Counsel	$75,000	15,000	$185,000
Timothy P. McCarthy	Corporate Controller	$55,000	9,000	$150,000

(1) With regard to our three most senior officers, Messrs. Hornbeck, Annessa and Harp, 2004 bonus amounts include, in addition to bonuses paid under such officers’ employment agreements, special bonuses in the amounts of $100,000, $75,000 and $75,000 respectively, in recognition of the initial public offering of the Company, the refinancing of its 10 5/8% senior notes with 6.125% senior notes and other strategic activities conducted during 2004.

(2) Each option represents the right to purchase one share of Hornbeck Offshore common stock. The options relating to 2004 were granted effective February 22, 2005 with an exercise price of $23.10, and will vest in three equal annual installments commencing on February 22, 2006.

(3) Samuel A. Giberga was appointed Senior Vice President and General Counsel and designated an executive officer by our Board effective February 22, 2005.

Annual Incentive Compensation Approach for 2005. In addition to the foregoing, on February 18, 2005, the Committee and Messrs. Hornbeck, Annessa and Harp agreed to amend one of the performance measures in their respective employment agreements. Historically, the performance measures were based solely on the company’s performance against its corporate financial objectives, and the amounts to be paid for achieving the corporate goals were determined after the end of the year, with 50% of the potential bonus based on achieving the EPS target and 50% based on achieving the EBITDA target. The agreed upon amendment eliminates the performance measure based upon EPS, and provides that 50% of the potential bonus will now be determined at the discretion of the Committee, taking into account a variety of factors.

Bonuses for the other two senior officers (i.e., the Senior Vice President and General Counsel and the Corporate Controller) continue as before to be based on recommendations by the Chief Executive Officer, taking into account the overall performance of such individuals and the company’s performance in achieving its targeted EBITDA goal.

Stock Option Awards to Non-Employee Directors Related to 2004. The Committee also awarded each of the following non-employee directors options to purchase 4,000 shares of Hornbeck Offshore common stock under the revised non-employee director compensation policy: Ms. Patricia B. Melcher and Messrs. Larry D. Hornbeck, Bruce W. Hunt, Bernie W. Stewart, David A. Trice and Andrew L. Waite. These options were granted to the non-employee directors effective February 22, 2005 at an exercise price of $23.10, and will vest in three equal annual installments commencing on February 22, 2006.

Modifications of Director Compensation. Effective February 22, 2005, the board of directors approved a revised non-employee director compensation policy. Each non-employee director is entitled to receive a total annual retainer of $26,000, paid quarterly. The Chairman of the Board and the Chair of each of the Audit and Compensation Committees are each entitled to receive an additional total annual retainer of $8,000, paid quarterly. Each non-employee director is also entitled to receive $1,200 for each board meeting attended in person and $800 for each board meeting attended by telephonic communications. Non-employee directors appointed to committees will receive $800 for each committee meeting. Committee members must attend meetings in person or by telephonic communications to receive the applicable compensation.

Effective as of February 22, 2005, non-employee directors are entitled to receive a minimum annual grant of options to purchase 4,000 shares of Hornbeck Offshore common stock with such options being granted under the Incentive Compensation Plan. The minimum annual grant is subject to annual review and may be increased at the discretion of the Committee.

Other Compensation Information. For a more complete discussion regarding the compensation paid to the named executive officers and to our non-employee directors, see Hornbeck Offshore’s proxy statement for the 2005 Annual Meeting of Stockholders, which is currently expected to be filed with the SEC in March 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: February 25, 2005	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Vice President and Chief Financial Officer

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